Exhibit 99.2
CONSENT OF GOLDMAN, SACHS & CO.
July 21, 2010
Board of Directors
Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, CA 92656

Re:	Initially Filed Registration Statement on Form S-4 of Biovail Corporation, filed on July 21, 2010
Ladies and Gentlemen:
Reference is made to our opinion letter, dated June 20, 2010 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Biovail Corporation (“Biovail”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Valeant Pharmaceuticals International (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter), together with the Pre-Merger Special Dividend (as defined in the Opinion Letter) to be paid to such holders, pursuant to the Agreement and Plan of Merger, dated as of June 20, 2010, by and among the Company, Biovail, Biovail Americas Corp. and Beach Merger Corp.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our Opinion Letter in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY – Opinions of Valeant’s Financial Advisors,” “THE MERGER – BACKGROUND OF THE MERGER,” “THE MERGER – Recommendations of the Valeant Board of Directors; Valeant’s Reasons for the Merger” and “THE MERGER – Opinions of Valeant’s Financial Advisors” and to the inclusion of the foregoing Opinion Letter in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)